UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2011

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2011, the Board of Directors of POZEN Inc. (the “Company”) elected Seth A. Rudnick, M.D. as a Class III director of the Company to serve until the 2012 annual meeting of stockholders of the Company. Dr. Rudnick will serve as a member of the Audit Committee of the Board of Directors.

Upon his election to the Board, Dr. Rudnick received an initial grant of options to purchase 20,000 shares of common stock and a pro-rated annual grant of options to purchase 2,500 shares of common stock, both at an exercise price of $4.79 per share, being the closing price of the Company’s common stock, as reported on NASDAQ Global Market on July 25, 2011, the date of grant, as well as a pro-rated annual grant of 2,500 restricted stock units. The options, which have a ten-year term and a three year vesting schedule, and restricted stock units, which will vest at the next annual meeting of the Company’s stockholders, were granted under the Company’s 2010 Omnibus Equity Compensation Plan. Dr. Rudnick will also be entitled to receive a pro-rated portion of the $40,000 annual retainer for his service as a director and a pro-rated portion of the $10,000 annual retainer for his service as a member of the Audit Committee.

There is no arrangement or understanding between Dr. Rudnick and any other person pursuant to which Dr. Rudnick was selected as a director, and there is no information required to be disclosed with respect to pursuant to Item 404(a) of Regulation S-K.

On July 27, 2011, the Company issued a press release announcing the election of Dr. Rudnick as a director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of POZEN Inc. dated July 27, 2011 reporting the election of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  July 27, 2011